Exhibit 11

                            WEST ESSEX BANCORP, INC.
                        COMPUTATION OF EARNINGS PER SHARE
                        ---------------------------------

                                                              Three Months Ended                     Six Months Ended
                                                                   June 30,                              June 30,
                                                       ---------------------------------    ------------------------------------
                                                            2000              1999                2000                1999
                                                       ---------------   ---------------    ----------------    ----------------

Net income                                              $   820,801       $   733,693         $ 1,700,737         $ 1,485,272

Weighted average number of common shares outstanding      3,858,743         4,069,783           3,858,886           4,067,936

Common stock equivalents due to dilutive effect
  of stock options                                              -                 -                   -                   -

Total weighted average number of common shares
  and common share equivalents outstanding                3,858,743         4,069,783           3,858,886           4,067,936

Basic earnings per common share                         $      0.21       $      0.18         $      0.44         $      0.37

Diluted earnings per common share                       $      0.21       $      0.18         $      0.44         $      0.37